Exhibit 99.1

Cyngn Reports Second Quarter 2025 Financial Results

Recent Operating Highlights:

●	Completed a $32 million capital raise to extend the runway through 2027.

●	Relocated into new, expanded headquarters in Mountain View, California.

●	Strengthened product development with NVIDIA Isaac Sim to accelerate innovation.

●	Continued expansion of DriveMod deployments across multiple industries, including manufacturing, logistics, and CPG.

●	Integrated generative AI and AI agents to enhance R&D velocity and customer engagement.

●	Awarded 23rd U.S. patent, further building Cyngn’s IP portfolio in autonomous vehicle technologies.

MOUNTAIN VIEW, Calif., August 6, 2025 – Cyngn Inc. (Nasdaq: CYN) today announced financial results for the second quarter ended June 30, 2025.

In Q2, Cyngn took critical steps to advance its long-term growth strategy. The company raised $32 million in capital, extending its cash runway through 2027 based on current projections, enabling accelerated investment in product development and go-to-market initiatives.

Cyngn also expanded its footprint with a move into a new headquarters in Mountain View, CA. This larger facility features expanded testing infrastructure and customer showcase area designed to accelerate sales and support scaled deployments of DriveMod-enabled vehicles.

“We’ve now deployed DriveMod vehicles across a range of industries including manufacturing, logistics, automotive, and consumer-packaged goods,” said Lior Tal, CEO of Cyngn. “Our customers are using our autonomous tuggers to move materials around the clock, and the performance gains they’re seeing continue to validate the need for scalable industrial automation.”

The company’s technology roadmap progressed significantly in Q2 through a collaboration with NVIDIA. By leveraging Isaac Sim, Cyngn is rapidly iterating and validating AV features in simulation before real-world testing. These capabilities, combined with the adoption of generative AI across engineering and operations, are driving faster, more efficient development cycles.

Cyngn also continued to build its portfolio of intellectual property, securing its 23rd U.S. patent. These developments highlight the company’s sustained focus on delivering differentiated AV solutions that meet the needs of real-world industrial use cases.

“Q2 was about laying the foundation for what comes next,” said Tal. “We’ve strengthened our balance sheet, increased our operational capacity, and doubled down on the technologies that will allow us to scale with discipline and conviction. We’re heads-down on execution.”

As is common with enterprise deployments of emerging technologies, Cyngn’s sales cycles involve multiple stakeholders and rigorous evaluation processes. While some of the traction achieved in Q2 may not be immediately reflected in revenue, these engagements represent meaningful progress within our pipeline. The nature of industrial automation — combined with evolving macroeconomic conditions — means that commercial wins today often translate into deployment and revenue recognition in subsequent quarters. As these relationships deepen, Cyngn remains confident in its ability to convert pipeline momentum into long-term growth.

As Cyngn moves into the second half of the year, it remains focused on scaling deployments and converting commercial momentum into long-term value creation.

Q2 2025 Six Month Financial Review:

Year-to-date second quarter revenue was $80.9 thousand compared to $14.2 thousand in the second quarter of 2024. Similar to prior year, second quarter 2025 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in the second quarter were $10.8 million, a decrease of $1 million or 8.3% from $11.8 million in the second quarter of 2024. This decrease was due to a decrease of $100 thousand in cost of revenue due to the deployment costs being recognized over the life of the won contracts in 2025 verse the costs of initial deployment pilots immediately recognized in 2024. In addition, the Company experienced a decrease of $2.3 million in R&D primarily driven by capitalizing costs for specific customers and capitalizing costs related to the development of software and a decrease in headcount. This is offset by a $1.4 million increase in G&A, primarily due to an increase in personnel costs reflecting an investment in sales and executive bonuses. For the second quarter of 2025, other income (expense), net was ($2.3) million compared to $(10.5) thousand in the second quarter of 2024. The increase in expense was primarily driven by the fair value measurement of $2.5 million for the warrant liability.

Net loss for the second quarter was $(13.0) million compared to $(11.8) million in the corresponding quarter of 2024. Second quarter 2025 net loss per share was $(8.22), based on basic and diluted weighted average shares outstanding of approximately 1.6 million in the quarter. This compares to a net loss per share of $(1,522) in the second quarter of 2024, based on approximately 7.71 thousand basic and diluted weighted average shares outstanding.

Q2 2025 Three Month Financial Review:

Second quarter revenue was $33.7 thousand compared to $8.7 thousand in the second quarter of 2024. Similar to prior year, second quarter 2025 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in the second quarter were $5.5 million, a decrease of $0.3 million or 4.7% from $5.8 million in the second quarter of 2024. This decrease was due to a decrease of $1.2 million in R&D primarily driven by capitalizing costs for specific customers and capitalizing costs related to the development of software and a decrease in headcount. This is offset by an increase of $2 thousand in cost of revenue due to additional contracts in 2025 when compared to the same period in 2024. In addition, the Company experienced an increase of $1 million in G&A, primarily due to an increase in personnel costs reflecting an investment in sales and executive bonuses. For the second quarter of 2025, other income (expense), net was $41.5 thousand compared to $(6.7) thousand in the second quarter of 2024. The increase in income was primarily driven by investment income.

Net loss for the second quarter was $(5.5) million compared to $(5.8) million in the corresponding quarter of 2024. Second quarter 2025 net loss per share was $(2.70), based on basic and diluted weighted average shares outstanding of approximately 2 million in the quarter. This compares to a net loss per share of $(610.85) in the second quarter of 2024, based on approximately 9.51 thousand basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s unrestricted cash and short-term investments as of June 30, 2025 total $39.2 million compared to $23.6 million as of December 31, 2024. At the end of the same period, working capital was $40.6 million and total stockholders’ equity was $46.7 million, as compared to year-end working capital of $22.1 million and total stockholders’ equity of $11.6 million, respectively as of December 31, 2024. The Company had no debt as of June 30, 2025 and December 31, 2024 and to date, no one on the current management team has sold any shares of Company stock.

[1]	All information has been retroactively adjusted to reflect the 1-for-100 reverse stock split effected on July 3, 2024 and the 1-for-150 reverse stock split effected on February 18, 2025.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

REVENUE	$33,726	$8,665	$80,878	$14,179
COSTS AND EXPENSES
Cost of revenue	16,944	14,922	28,758	128,698
Research and development	1,970,125	3,199,078	4,077,034	6,353,775
General and administrative	3,548,522	2,606,869	6,691,984	5,310,269
TOTAL COSTS AND EXPENSES	5,535,591	5,820,869	10,797,776	11,792,742
LOSS FROM OPERATIONS	(5,501,865)	(5,812,204)	(10,716,898)	(11,778,563)

OTHER INCOME (EXPENSE), NET
Interest income (expense), net	(197,992)	(1,669)	(123,173)	(342)
Change in fair value of warrant liability	‒	‒	(2,544,518)	‒
Other income (expense), net	251,545	(5,079)	343,435	(10,126)
TOTAL OTHER INCOME (EXPENSE), NET	53,553	(6,748)	(2,324,256)	(10,468)

NET LOSS	$(5,448,312)	$(5,818,952)	$(13,041,154)	$(11,789,031)

Net loss per share attributable to common stockholders, basic and diluted	$(2.70)	$(610.85)	$(8.22)	$(1,521.56)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	2,017,228	9,526	1,586,453	7,748

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS
Cash	$31,343,213	$23,617,733
Short-term investments	7,891,623	–
Prepaid expenses and other current assets	4,399,798	1,965,222
TOTAL CURRENT ASSETS	43,634,634	25,582,955

Property and equipment, net	2,550,764	2,319,402
Right of use asset, net	6,411,126	297,918
Intangible assets, net	3,065,806	1,895,074
Security Deposit	518,584	–
TOTAL ASSETS	$56,180,914	$30,095,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$176,269	$297,778
Accrued expenses and other current liabilities	2,621,405	2,874,216
Current operating lease liability	202,562	317,344
TOTAL CURRENT LIABILITIES	3,000,236	3,489,338

Lease liability	6,417,520	–
Warrant liability	–	15,012,361
TOTAL LIABILITIES	9,417,756	18,501,699

Commitments and contingencies (Note 12)

STOCKHOLDERS’ EQUITY
Common stock, Par $0.00001; 400,000,000 and 200,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 7,039,266 and 199,110 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	70	2
Additional paid-in capital	249,074,145	200,863,551
Accumulated deficit	(202,311,057)	(189,269,903)
TOTAL STOCKHOLDERS’ EQUITY	46,763,158	11,593,650
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,180,914	$30,095,349

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,041,154)	$(11,789,031)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	603,116	455,879
Stock-based compensation	993,131	1,269,675
Realized gain on short-term investments	(316,324)	(88,912)
Loss on disposed assets	10,426
Patent impairment	–	118,831
Change in fair value of warrant liability	2,544,518	–
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other assets	(2,953,162)	(19,729)
Accounts payable	(71,509)	(16,788)
Accrued expenses, lease liabilities, and other current liabilities	(539,405)	(155,403)
NET CASH USED IN OPERATING ACTIVITIES	(12,770,363)	(10,225,478)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(352,853)	(577,497)
Acquisition of intangible asset	(1,186,659)	(32,381)
Purchase of short-term investments	(30,805,799)	(7,022,292)
Proceeds from maturity of short-term investments	23,230,501	10,610,000
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(9,114,810)	2,977,830

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from at-the-market equity financing, net of issuance costs	–	5,017,144
Proceeds from public issuance of common stock and pre-funded warrants, net of issuance costs	29,611,678	4,570,455
Issuance costs from public issuance of common stock and pre-funded warrants and exercise of pre-funded warrants	(1,025)	–
Issuance costs for stock dividend and restricted stock units	–	(597)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	29,610,653	9,587,002

Net increase (decrease) in cash and cash equivalents and restricted cash	7,725,480	2,339,354
Cash and cash equivalents and restricted cash, beginning of year	23,617,733	3,591,623
Cash and cash equivalents and restricted cash, end of year	$31,343,213	$5,930,977

About Cyngn

Cyngn develops and deploys autonomous vehicle technology for industrial organizations like manufacturers and logistics companies. The Company addresses significant challenges facing industrial organizations today, such as labor shortages and costly safety incidents.

Cyngn’s DriveMod technology empowers customers to seamlessly bring self-driving technology to their operations without high upfront costs or infrastructure installations. DriveMod is currently available on Motrec MT-160 Tuggers and BYD Forklifts.

The DriveMod Tugger hauls up to 12,000 lbs, travels inside and out, and targets a typical payback period of less than 2 years. The DriveMod Forklift lifts heavy loads that use non-standard pallets and is currently available to select customers. For all terms referenced within, please refer to the Company’s annual report on Form 10-K with the SEC filed on March 6, 2025.

Where to find Cyngn:

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube:https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the he Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 6, 2025. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.